Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into by and between Pineapple, Inc. (“Company”) and Gianmarco Rullo (“Contractor”), as follows:

1.	Contractor’s Services

Contractor agrees to perform for the Company Chief Strategy Officer services regarding objectives and strategies for the Company. Contractor agrees that all such services shall be performed in a lawful manner. It is intended that Contractor will:

●	Work with the CEO to develop and implement company-wide short and long term strategic initiatives.
●	Research and evaluate new technology, business models, and other innovations which could improve the company’s performance.
●	Communicate a company’s objectives and strategies to all levels of the company and to business partners.

2.	Relationship of the Parties

(a)   It is the express intention of the parties that Contractor is and at all times shall be an independent contractor and not an employee of Company. Nothing in this agreement shall be interpreted as creating or establishing an employment relationship, partnership, agency or joint venture between Company and Contractor. Contractor shall not be entitled to any benefits that Company may make available to its own employees, including but not limited to healthcare coverage and worker’s compensation insurance.

(b) As an independent contractor, Contractor has sole discretion and ultimate control over the time, manner and methods necessary to perform the services described in paragraph 1. Company shall not have supervisory authority over the time, manner and methods of services provided by Contractor. Notwithstanding the foregoing, Contractor shall obtain Company’s approval prior to purchasing, or committing Company to purchase, advertising space, printing and/or mailing services, or images that require payment of royalties or other compensation. Contractor should consult with the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions in said management of recruitment

(c) Contractor shall supply all materials, tools and equipment necessary to perform such services, and Contractor shall be solely responsible for the insurance and maintenance of same.

(d) Contractor is free to perform services for others, or be employed by other entities, except to the extent doing so causes Contractor to breach Contractor’s obligations under the Agreement or creates a conflict of interest.

(e) Contractor is free to hire third parties to assist Contractor in performing services for Company. However, Contractor acknowledges, understands and agrees that in the event Contractor hires a third party, such individual will not be an employee, agent, or contractor of Company. Contractor is solely responsible to and for any third parties hired by Contractor, and Company assumes no responsibility and/or liability for third parties hired by Contractor. Third parties hired by Contractor will not be entitled to any benefits, compensation or otherwise, from Company, as third party is not an employee, agent, or contractor of Company.

3.	Compensation

Contractor shall be paid at the rate of $ 500.00 per year for all services provided under this Agreement. Contractor shall invoice Company and Company shall provide payment for the fist year upon execution of this agreement and for the second year in one year from execution of this agreement. Contractor will also receive 240,000 shares of PNPL stock upon execution of this agreement.

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4.	Additional Compensation

(a) Contractor has a concurrent position and serves concurrently in a role for the Group, acting as President for Pineapple Ventures, Inc. whereas he shall be paid a separate and additional monthly salary as an employee of and from Pineapple Ventures, Inc. as outlined in a separate Employment Agreement from PVI, Inc., payable in accordance with the regular payroll practices of $174,500 per year. The Terms and Conditions set forth in said Agreement shall not be construed to conflict or compete with any of the terms or conditions contained within this Agreement.

(b) Equity: Employee shall be issued stock compensation for services in the form of two hundred and forty thousand (240,000) shares of PNPL restricted common stock, fully vested upon issuance as mentioned in Exhibit “A” of the Pineapple Ventures, Inc. Employment Agreement.

Payment of Taxes and Withholding

(a) Contractor is solely responsible for all taxes and withholdings, including but not limited to, all payroll, federal income taxes, state income taxes, state disability insurance, and unemployment insurance compensation contributions and other similar statutory obligations with respect to services performed under this agreement. No part of Contractor’s compensation will be subject to withholding by the Company for payment of any social security, federal, state or any other employee payroll taxes. Company will timely provide Internal Revenue Form 1099 to Contractor and will file Form 1099 with the Internal Revenue Service as required by law.

(b) Contractor expressly acknowledges that in the event the Agreement terminates, as provided for in Paragraph 7 of this Agreement, Contractor is not eligible to file for or receive unemployment compensation, or any other benefit that Contractor would receive if Contractor were an employee of Company, as Contractor is an independent contractor.

5.	Workers’ Compensation Insurance

Contractor acknowledges and agrees that as an independent contractor and not an employee, Contractor is not entitled to and Company is not responsible for, and will not provide, workers’ compensation insurance coverage for Contractor or its employees. Contractor agrees that in the event Contractor hires an employee to perform services on Contractor’s behalf, Contractor is solely responsible for providing coverage under the California Workers’ Compensation Act for any personal injuries, emotional, bodily, or otherwise, sustained by that employee. Contractor acknowledges and agrees that in the event Contractor’s employee sustains any such injury, his/her sole and exclusive remedy will be against Contractor and Contractor’s workers’ compensation insurance carrier.

6.	Policy Against Harassment and Discrimination

Company strictly prohibits all forms of unlawful discrimination and harassment, which includes harassment and/or discrimination on the basis of race, religion, color, sex, gender identity, sexual orientation, national origin, ancestry, citizenship status, uniform service member status, marital status, pregnancy, age, protected medical condition, disability or any other category protected by applicable state or federal law.

Company’s policy against harassment and discrimination applies to all independent contractors. Independent contractors of Company are strictly prohibited from harassing one another as well as Company’s employees, customers, clients, vendors, suppliers and others doing business with Company. Company further prohibits its customers, clients, vendors, suppliers, and others doing business with Company from harassing its employees and independent contractors.

Contractor acknowledges that violation of this policy constitutes cause for immediate termination of this Agreement. Contractor also acknowledges that Contractor may be held personally liable for engaging in any harassing conduct that violates federal, state or local law.

7.	Term of Agreement

a. The contractor relationship between the parties will commence on June 1st, 2020 and will continue for a term of two (2) years. The agreement may be immediately terminated by either party by giving Fifteen (15) days written notice.

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b. Upon termination of this Agreement, Contractor shall be entitled to payment for services performed prior to the termination date. Thereafter, Company shall owe Contractor no further amounts or obligations.

8.	Indemnity

Contractor shall hold Company harmless, from and against any and all claims, demands, injuries, damages, liabilities, obligations, losses and/or costs, including interest, penalties and reasonable attorney’s fees that may be imposed upon or incurred by the Company as a result of any acts or omissions to act by Contractor and/or Contractor’s agents or employees, respectively, including but not limited to violation of any third party’s intellectual property rights.

9.	Assignment

This Agreement shall not be assignable by either Contractor without the express written consent of Company.

10.	Severability

If any provision of this Agreement should be held to be illegal, invalid, or unenforceable by a court of law or arbitrator, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.	Governing Law

The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State where the work is performed.

12.	Arbitration of Disputes

Any dispute or claim arising out of or in connection with this Agreement shall be submitted to binding arbitration in Los Angeles County, California in accordance with the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (“Act”) (Cal. Code Civ. Proc. sec 1280 et seq., including section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery). The arbitrator shall be bound to apply all applicable law in deciding the dispute(s) presented. Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this provision. The arbitrator’s fees shall be borne equally by Contractor and Company. Each party shall bear its own attorneys’ fees.

13.	Confidentiality

As part of Contractor’s relationship with Company, Contractor has or will be exposed to and /or provided with confidential information relating to the operation of Company’s business and its customers that are “Confidential Information/Trade Secrets” (as defined below) belonging exclusively to Company. Contractor acknowledges that he will maintain the confidentiality of Company’s “Trade Secrets” in the manner provided hereinbelow.

15.	Covenant Not to Compete by Use of Company’s Confidential Information/Trade Secrets After Termination of Relationship.

Contractor will not engage in competition with Company, at any time after the termination of this Agreement, while making use of Company’s Confidential Information/Trade Secrets or confidential information including information concerning any invention, or any other matter relating to Company’s business that Contractor may in any way acquire by reason of his relationship with Company.

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16.	Termination of Relationship.

If Contractor’s relationship with Company is terminated for any reason, Contractor shall promptly deliver and without request inform Company of and deliver to Company all documents and data pertaining to Contractor’s relationship and the Confidential Information/Trade Secrets, whether prepared by Contractor or otherwise coming into Contractor’s possession or control; and

17.	Acknowledgement

Contractor and Company acknowledge that they have had the opportunity to consult with independent counsel of their own choice concerning this Agreement and they have done so to the extent they deem necessary, and that they have each read and understand this Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in this Agreement.

Dated: May 29, 2020

PINEAPPLE, INC.

By:	/s/ Shawn Credle
Name:
Title:	CEO

GIANMARCO RULLO

/s/ Gianmarco Rullo

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